Exhibit 99.2

Pono Capital Two, Inc. Announces Closing of $115,000,000 Initial Public Offering and Full Exercise of Over-Allotment Option

HONOLULU, HAWAII – August 9, 2022 – Pono Capital Two, Inc. (the “Company”) today announced the closing of its initial public offering of 10,000,000 units at $10.00 per unit, including 1,500,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading on August 5, 2022 under the ticker symbol “PTWOU”. Each unit consists of one share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PTWO” and “PTWOW”, respectively.

The Company is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It intends to focus its search for a target business addressing a large market opportunity with a company that is driving its growth through technology. Potential industries that fit this focus are enterprise security and operations applications, cloud-based content and digital streaming services, drone technology and service, Artificial Intelligence (“AI”) companies, consumer healthcare and wellness, biomedical technology, entertainment/gaming companies, distance learning, and e-sports companies. The Company is led by Darryl Nakamoto, Chief Executive Officer, Allison Van Orman, Chief Financial Officer, and Dustin Shindo, Chairman of the Board.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), acted as the sole book running manager for the offering.

Nelson Mullins Riley & Scarborough LLP served as legal counsel to the Company. Kirkland & Ellis LLP served as counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-265571) relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on August 4, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:
Darryl Nakamoto
Chief Executive Officer

Pono Capital Two, Inc.
Email: darryl@ponocorp.com
Phone: (808) 892-6611